Exhibit A

Pursuant to the instructions in Item 7 of Schedule 13G, Pinnacle Trust Co., 4265 San Felipe, Suite 900, Houston, Texas 77027, a wholly-owned subsidiary of Salient Partners, L.P., and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of one (1) Limited Partnership Interest or 100% of the Interests outstanding of The Endowment TEI Fund, L.P., which it purchased to provide seed capital to the Issuer.